Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Partners of
EV Energy GP, L.P.
Houston, Texas

We have audited the accompanying consolidated balance sheet of EV Energy GP, L.P. and subsidiaries (the "Partnership") as of December 31, 2008.  This financial statement is the responsibility of the Partnership's management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Partnership as of December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/DELOITTE & TOUCHE LLP
Houston, Texas
June 10, 2009

EV Energy GP, L.P.
Consolidated Balance Sheet
(In thousands)

December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$834
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	352
Related party	24
Other	66
Derivative asset	1,002
Prepaid expenses and other current assets	21
Total current assets	2,299

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization of $1,399	15,305
Other property, net of accumulated depreciation and amortization of $6	3
Long–term derivative asset	1,934
Other assets	55
Total assets	$19,596

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$282
Deferred revenues	83
Derivative liability	42
Total current liabilities	407

Asset retirement obligations	676
Long–term debt	9,340
Other long–term liabilities	5,056

Commitments and contingencies

Partners’ capital:
General partner	-
Limited partners	4,117
Total partners’ capital	4,117
Total liabilities and partners’ capital	$19,596

See accompanying notes to consolidated balance sheet.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS

EV Energy GP, L.P. (“we,” “our” or “us”), a Delaware limited partnership, is the general partner of EV Energy Partners, L.P. (“EVEP”),  publicly held limited partnership that engages in the acquisition, development and production of oil and natural gas properties.  Our general partner is EV Management, LLC (“EV Management”), a Delaware limited liability company.

We own a 2% interest in EVEP.  This interest entitles us to receive distributions of available cash from operating surplus as discussed further below under Cash Distributions.  EVEP’s partnership agreement sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders and we will receive.

We have the management rights as set forth in EVEP’s partnership agreement.

Allocations of EVEP’s Net Income

EVEP’s net income is allocated between the common and subordinated unitholders and us in accordance with the provisions of EVEP’s partnership agreement.  Net income is generally allocated first to us and the common and subordinated unitholders in an amount equal to the net losses allocated to us and the common and subordinated unitholders in the current and prior tax years under the partnership agreement.  The remaining net income is allocated to us and the common and subordinated unitholders in accordance with their respective percentage interests of the common units, subordinated units and us.

Cash Distributions

EVEP intends to continue to make regular cash distributions to unitholders on a quarterly basis, although there is no assurance as to the future cash distributions since they are dependent upon future earnings, cash flows, capital requirements, financial condition and other factors.  EVEP’s credit facility prohibits them from making cash distributions if any potential default or event of default, as defined in EVEP’s credit facility, occurs or would result from the cash distribution.

Within 45 days after the end of each quarter, EVEP will distribute all of its available cash (as defined in its partnership agreement) to unitholders of record and us on the applicable record date. The amount of available cash generally is all cash on hand at the end of the quarter; less the amount of cash reserves established by us to provide for the proper conduct of EVEP’s business, to comply with applicable laws, any of EVEP’s debt instruments, or other agreements or to provide funds for distributions to unitholders and to us for any one or more of the next four quarters; plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

EVEP’s partnership agreement requires that EVEP make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to us, until EVEP distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•
second, 98% to the common unitholders, pro rata, and 2% to us, until EVEP distributes for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to us, until EVEP distributes for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, cash in excess of the minimum quarterly distributions is distributed to the unitholders and us based on the percentages below.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

We are entitled to incentive distributions if the amount EVEP distributes with respect to one quarter exceeds specified target levels shown below:

		Marginal Percentage Interest in Distributions
	Total Quarterly Distributions Target Amount	Limited Partner	General Partner
Minimum quarterly distribution	$0.40	98%	2%
First target distribution	Up to $0.46	98%	2%
Second target distribution	Above $0.46, up to $0.50	85%	15%
Thereafter	Above $0.50	75%	25%

The following sets forth the distributions EVEP paid during the year ended December 31, 2008:

Date Paid	Period Covered	Distribution per Unit	Total Distribution	General Partner Share of Total Distribution
February 14, 2008	October 1, 2007 – December 31, 2007	$0.60	$9,735	$746
May 15, 2008	January 1, 2008 – March 31, 2008	0.62	10,135	846
August 14, 2008	April 1, 2008 – June 30, 2008	0.70	11,732	1,245
November 14, 2008	July 1, 2008 – September 30, 2008	0.75	13,704	1,609
			$45,306	$4,446

On January 28, 2009, the board of directors of EV Management declared a $0.751 per unit distribution for the fourth quarter of 2008 on all common and subordinated units.  The distribution was paid on February 13, 2009 to unitholders of record at the close of business on February 6, 2009.  The aggregate amount of the distribution was $13.8 million.  Our share of the distribution was $1.6 million.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated balance sheet includes the aggregate results of our financial position and our proportionate share of EVEP’s assets and liabilities.  There is a $5.1 million difference between our investment in EVEP and our proportionate share of EVEP’s net assets as a result of various factors, including our receipt of a disproportionate share of quarterly distributions from our ownership of EVEP’s incentive distribution rights and EVEP’s acquisition of oil and natural gas properties from one of our partners, which required EVEP to carry over the historical costs related to our partner’s interests and apply purchase accounting to the remaining interests acquired.  This difference is included in “Other long–term liabilities” on our consolidated balance sheet.  We are amortizing this difference over the life of our oil and natural gas properties.

All intercompany accounts and transactions have been eliminated in consolidation.  In the Notes to Consolidated Balance Sheet, all dollar amounts in tabulations are in thousands of dollars unless otherwise indicated.

Use of Estimates

 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While we believe that the estimates and assumptions used in the preparation of the consolidated balance sheet are appropriate, actual results could differ from those estimates.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

Oil, natural gas and natural gas liquids revenues are recognized when production is sold to a purchaser at fixed or determinable prices, when delivery has occurred and title has transferred and collectibility of the revenue is probable.  We follow the sales method of accounting for natural gas revenues.  Under this method of accounting, revenues are recognized based on volumes sold, which may differ from the volume to which we are entitled based on our working interest.  An imbalance is recognized as a liability only when the estimated remaining reserves will not be sufficient to enable the under–produced owner(s) to recoup its entitled share through future production.  Under the sales method, no receivables are recorded where we have taken less than our share of production.  There were no material gas imbalances at December 31, 2008.

Accounts receivable from oil, natural gas and natural gas liquids sales are recorded at the invoiced amount and do not bear interest.  We routinely assess the financial strength of our customers and bad debts are recorded based on an account–by–account review after all means of collection have been exhausted, and the potential recovery is considered remote.

As of December 31, 2008, we did not have any reserves for doubtful accounts, and we did not incur any expense related to bad debts.  We do not have any off–balance sheet credit exposure related to our customers.

Property and Depreciation

Our oil and natural gas producing activities are accounted for under the successful efforts method of accounting.  Under this method, exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred.  Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found.  Lease acquisition costs are capitalized when incurred.  Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs and costs of certain non–producing leasehold costs are expensed as incurred.

The capitalized costs of our producing oil and natural gas properties are depreciated and depleted by the units–of–production method based on the ratio of current production to estimated total net proved oil and natural gas reserves as estimated by independent petroleum engineers.  Proved developed reserves are used in computing unit rates for drilling and development costs and total proved reserves are used for depletion rates of leasehold, platform, and pipeline costs.

Other property is stated at cost less accumulated depreciation, which is computed using the straight–line method based on estimated economic lives ranging from three to 25 years.  We expense costs for maintenance and repairs in the period incurred.  Significant improvements and betterments are capitalized if they extend the useful life of the asset.

Impairment of Long–Lived Assets

We evaluate our proved oil and natural gas properties and related equipment and facilities for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable.  The determination of recoverability is made based upon estimated undiscounted future net cash flows.  The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset.

Unproved oil and natural gas properties are assessed periodically on a property–by–property basis, and any impairment in value is recognized.

Asset Retirement Obligations

We account for our legal obligations associated with retirement of long–lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations.  SFAS No. 143 requires that the fair value of a liability associated with an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred if a reasonable estimate can be made.  The associated retirement costs are capitalized as part of the carrying amount of the long–lived asset and subsequently depreciated over the estimated useful life of the asset.  The liability is eventually extinguished when the asset is taken out of service.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

Income Taxes

We are a partnership that is not taxable for federal income tax purposes.  As such, we do not directly pay federal income tax.  As appropriate, our taxable income or loss is includable in the federal income tax returns of our partners.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, long–term debt and derivative financial instruments.  Commodity derivatives are recorded at fair value.  The carrying amount of our other financial instruments other than debt approximates fair value because of the short–term nature of the items.  The carrying value of our debt approximates fair value because our debt has variable interest rates.

Derivative Financial Instruments

We monitor our exposure to various business risks, including commodity price and interest rate risks, and use derivative financial instruments to manage the impact of certain of these risks.  Our policies do not permit the use of derivative financial instruments for speculative purposes.  We use energy derivatives for the purpose of mitigating risk resulting from fluctuations in the market price of oil and natural gas.

EVEP has elected not to designate any of its derivative financial instruments as hedging instruments as defined by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

The counterparties to our derivative financial instruments are major financial institutions.  The credit ratings and concentration of risk of these financial institutions are monitored on a continuing basis.

Concentration of Credit Risk

Our oil, natural gas and natural gas liquids revenues are derived principally from uncollateralized sales to numerous companies in the oil and natural gas industry; therefore, our customers may be similarly affected by changes in economic and other conditions within the industry.  We have experienced no material credit losses on such sales in the past.

New Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements, to provide guidance for using fair value to measure assets and liabilities.  SFAS No. 157 was to be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years; however, in February 2008, the FASB issued FASB Staff Position FAS 157–2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, for one year.  We adopted SFAS No. 157 on January 1, 2008 for our financial assets and financial liabilities (see Note 6).  We adopted SFAS No. 157 on January 1, 2009 for our nonfinancial assets and nonfinancial liabilities, and the adoption did not have a material impact on our consolidated balance sheet.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.   Unrealized gains and losses on items for which the fair value option has been selected are reported in earnings.  SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS No. 159 was effective for fiscal years beginning after November 15, 2007.  We have elected not to apply the provisions of SFAS No. 159.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS No. 141(R)”) to replace SFAS No. 141, Business Combinations.  SFAS No. 141(R) retains the purchase method of accounting used in business combinations but replaces SFAS 141 by establishing principles and requirements for the recognition and measurement of assets, liabilities and goodwill, including the requirement that most transaction and restructuring costs related to the acquisition be expensed. In addition, the statement requires disclosures to enable users to evaluate the nature and financial effects of the business combination.  We adopted SFAS No. 141(R) on January 1, 2009, and there was no impact on our consolidated balance sheet.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51, to establish new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS No. 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity.  The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement.  SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest.  In addition, SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated.  SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  We adopted SFAS No. 160 on January 1, 2009, and there was no impact on our consolidated balance sheet.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and how they affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  We adopted the disclosure requirements of SFAS No. 161 on January 1, 2009.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources for accounting principles and the framework for selecting the principles to be used in preparing financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  SFAS No. 162 was effective on November 15, 2008.

In December 2008, the SEC published Modernization of Oil and Gas Reporting, a revision to its oil and natural gas reporting disclosures.  The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The new requirements also will allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (iii) report oil and natural gas reserves using an average price based upon the prior 12 month period rather than year end prices.  The new disclosure requirements are effective for registration statements filed on or after January 1, 2010, and for annual reports on Forms 10–K and 20–F for fiscal years ending on or after December 31, 2009.  We will adopt the new disclosure requirements when they become effective.

NOTE 3. ACQUISITIONS

In May 2008, EVEP acquired oil properties in South Central Texas for $17.4 million, and in August 2008, EVEP acquired oil and natural gas properties in Michigan, Central and East Texas, the Mid-Continent area (Oklahoma, Texas Panhandle and Kansas) and Eastland County, Texas for $58.8 million.  These acquisitions were primarily funded with borrowings under our credit facility.  Our proportionate share of the acquisition costs was $1.5 million.

In September 2008, EVEP issued 236,169 common units to EnerVest, Ltd. (“EnerVest”) to acquire natural gas properties in West Virginia.  EnerVest and its affiliates have a significant interest in EVEP through their 71.25% ownership of us.  As EVEP acquired these natural gas properties from EnerVest, EVEP carried over the historical costs related to EnerVest’s interest and assigned a value of $5.8 million to the common units.  Our proportionate share of the acquisition cost was $0.1 million.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

In September 2008, EVEP also acquired oil and natural gas properties in the San Juan Basin (the “San Juan acquisition”) from institutional partnerships managed by EnerVest for $114.7 million in cash and 908,954 of EVEP’s common units.  As EVEP acquired these oil and natural gas properties from institutional partnerships managed by EnerVest, EVEP carried over the historical costs related to EnerVest’s interests in the institutional partnerships and assigned a value of $2.1 million to the common units.  Our proportionate share of the acquisition cost was $2.3 million.

EVEP then applied purchase accounting to the remaining interests acquired.  As a result, EVEP recorded a deemed distribution of $13.9 million that represents the difference between the purchase price allocation and the amount paid for the acquisitions.  Our portion of this deemed distribution was $1.1 million.  In addition, we contributed $0.6 million to EVEP to maintain our 2% interest.

Our proportionate share of the assets acquired and liabilities assumed of the San Juan acquisition at the date of acquisition was as follows:

San Juan
Oil and natural gas properties	$2,115
Asset retirement obligations	(57)
Allocation of purchase price	$2,058

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

NOTE 4. RISK MANAGEMENT

EVEP’s business activities expose it to risks associated with changes in the market price of oil and natural gas.  As such, future earnings are subject to change due to changes in these market prices.  EVEP uses derivative agreements to reduce its risk of changes in the prices of oil and natural gas.  As of December 31, 2008, EVEP had entered into derivative agreements with the following terms:

Period Covered	Index	Hedged Volume per Day	Weighted Average Fixed Price	Weighted Average Floor Price		Weighted Average Ceiling Price
Oil (Bbls):
Swaps – 2009	WTI	1,781	$93.10	$		$
Collar – 2009	WTI	125			62.00		73.90
Swaps – 2010	WTI	1,725	90.84
Swaps – 2011	WTI	480	109.38
Collar – 2011	WTI	1,100			110.00		166.45
Swaps – 2012	WTI	460	108.76
Collar – 2012	WTI	1,000			110.00		170.85
Swap – 2013	WTI	500	72.50

Natural Gas (MMBtu):
Swaps – 2009	Dominion Appalachia	6,400	9.03
Swaps – 2010	Dominion Appalachia	5,600	8.65
Swap – 2011	Dominion Appalachia	2,500	8.69
Collar – 2011	Dominion Appalachia	3,000			9.00		12.15
Collar – 2012	Dominion Appalachia	5,000			8.95		11.45
Swaps – 2009	NYMEX	9,000	8.05
Collars – 2009	NYMEX	7,000			7.79		9.50
Swaps – 2010	NYMEX	13,500	8.28
Collar – 2010	NYMEX	1,500			7.50		10.00
Swaps – 2011	NYMEX	12,500	8.53
Swaps - 2012	NYMEX	12,500	9.01
Swap – 2013	NYMEX	4,000	7.50
Swaps – 2009	MICHCON_NB	5,000	8.27
Swap – 2010	MICHCON_NB	5,000	8.34
Collar – 2011	MICHCON_NB	4,500			8.70		11.85
Collar – 2012	MICHCON_NB	4,500			8.75		11.05
Swaps – 2009	HOUSTON SC	5,620	8.25
Collar – 2010	HOUSTON SC	3,500			7.25		9.55
Collar – 2011	HOUSTON SC	3,500			8.25		11.65
Collar – 2012	HOUSTON SC	3,000			8.25		11.10
Swaps – 2009	EL PASO PERMIAN	3,500	7.80
Swap – 2010	EL PASO PERMIAN	2,500	7.68
Swap – 2011	EL PASO PERMIAN	2,500	9.30
Swap – 2012	EL PASO PERMIAN	2,000	9.21
Swap – 2013	EL PASO PERMIAN	3,000	6.77
Swap – 2013	SAN JUAN BASIN	3,000	6.66

In addition, EVEP’s floating rate credit facility exposes it to risks associated with changes in interest rates and as such, future earnings are subject to change due to changes in these interest rates.  As of December 31, 2008, EVEP had entered into interest rate swaps with the following terms:

Period Covered	Notional Amount	Floating Rate	Fixed Rate
January 2009 – July 2012	$35,000	1 Month LIBOR	4.043%
January 2009 – July 2012	40,000	1 Month LIBOR	4.050%
January 2009 – July 2012	70,000	1 Month LIBOR	4.220%
January 2009 – July 2012	20,000	1 Month LIBOR	4.248%
January 2009 – July 2012	35,000	1 Month LIBOR	4.250%

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

At December 31, 2008, our proportionate share of the fair value associated with these derivative agreements and interest rate swaps was a net asset of $2.9 million.

NOTE 5. FAIR VALUE MEASUREMENTS

SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value.  This hierarchy prioritizes the inputs into the following three levels:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration.

•	Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table presents the fair value hierarchy table for our proportionate share of EVEP’s assets and liabilities that are required to be measured at fair value on a recurring basis:

		Fair Value Measurements at December 31, 2008 Using:
	Total Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative instruments	$2,894	$–	$2,894	$–

EVEP’s derivative instruments consist of over–the–counter (“OTC”) contracts which are not traded on a public exchange.   These derivative instruments are indexed to active trading hubs for the underlying commodity, and are OTC contracts commonly used in the energy industry and offered by a number of financial institutions and large energy companies.

As the fair value of these derivative instruments is based on inputs using market prices determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions, EVEP has categorized these derivative instruments as Level 2.  EVEP values these derivative instruments based on observable market data for similar instruments.  This observable data includes the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves.

EV Energy GP, L.P.
Notes to Consolidated Balance Sheet (continued)

NOTE 6. ASSET RETIREMENT OBLIGATIONS

If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, we record an ARO and capitalize the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred.  After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit–of–production basis.  The changes in our proportionate share of the aggregate asset retirement obligations are as follows:

Balance as of December 31, 2007	$392
Liabilities incurred or assumed in acquisitions	262
Accretion expense	29
Revisions in estimated cash flows	10
Payments to settle liabilities	(1)
Balance as of December 31, 2008	$692

As of December 31, 2008, $0.02 million of ARO is classified as current and is included in “Accounts payable and accrued liabilities” on our consolidated balance sheet.

NOTE 7. LONG–TERM DEBT

As of December 31, 2008, EVEP’s credit facility consists of a $700.0 million senior secured revolving credit facility that expires in October 2012.  Borrowings under the facility are secured by a first priority lien on substantially all of EVEP’s assets and the assets of it subsidiaries.  EVEP may use borrowings under the facility for acquiring and developing oil and natural gas properties, for working capital purposes, for general corporate purposes and for funding distributions to partners.  EVEP also may use up to $50.0 million of available borrowing capacity for letters of credit.  The facility contains certain covenants which, among other things, require the maintenance of a current ratio (as defined in the facility) of greater than 1.00 and a ratio of total debt to earnings plus interest expense, taxes, depreciation, depletion and amortization expense and exploration expense of no greater than 4.0 to 1.0.  As of December 31, 2008, EVEP was in compliance with all of the facility covenants.

Borrowings under the facility bear interest at a floating rate based on, at EVEP’s election, a base rate or the London Inter–Bank Offered Rate plus applicable premiums based on the percent of the borrowing base that we have outstanding (weighted average effective interest rate of 4.74% at December 31, 2008).

Borrowings under the facility may not exceed a “borrowing base” determined by the lenders based on EVEP’s oil and natural gas reserves.  As of December 31, 2008, the borrowing base was $525.0 million.  The borrowing base is subject to scheduled redeterminations as of April 1 and October 1 of each year with an additional redetermination once per calendar year at EVEP’s request or at the request of the lenders and with one calculation that may be made at EVEP’s request during each calendar year in connection with material acquisitions or divestitures of properties.

EVEP had $467.0 million outstanding under the facility at December 31, 2008, and our proportionate share of the amount outstanding under the facility was $9.3 million.

NOTE 8. COMMITMENTS AND CONTINGENCIES

We are involved in disputes or legal actions arising in the ordinary course of business.  We do not believe the outcome of such disputes or legal actions will have a material adverse effect on our consolidated balance sheet.

NOTE 9. SUBSEQUENT EVENT

In April 2009, EVEP repaid $10.0 million of the amount outstanding under the facility, and the facility was amended to adjust the commitment fee rate and the interest rate margins to be more reflective of current market rates.  In addition, EVEP’s borrowing base was redetermined from $525.0 million to $465.0 million.